EXHIBIT 21.2



THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

LIST OF SUBSIDIARIES OF THE REGISTRANT
AT DECEMBER 31, 1997



Centerior Funding Corporation - Incorporated in Ohio






Statement of Differences
                    ------------------------


Exhibit Number 21, List of Subsidiaries of the Registrant at
December 31, 1997, is not included in the printed document.